                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                       ELECTRONIC ARTS INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Electronic Arts Inc. (the "Company") will be held at the Company's corporate headquarters, 1450 Fashion Island Boulevard, San Mateo, California, on Thursday, August 3, 1995 at 2:00 p.m. for the following purposes:

        1. To elect six (6) Directors of the Company to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Board of Directors intends to nominate the following individuals for election to the Board: M. Richard Asher, William J. Byron, Daniel H. Case III, Gary M. Kusin, Timothy Mott and Lawrence F. Probst III.

        2. To approve an amendment to the Company's 1991 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance under such Plan by 1,850,000 shares from a total of 8,050,000 shares to a total of 9,900,000 shares.

        3. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of the Company's common stock reserved for issuance under such Plan by 150,000 shares from a total of 900,000 shares to a total of 1,050,000 shares.

        4. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the Company for the current fiscal year.

        5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on June 6, 1995 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Lawrence F. Probst III
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER
San Mateo, California
June 27, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

ELECTRONIC ARTS INC., 1450 FASHION ISLAND BOULEVARD, SAN MATEO, CALIFORNIA 94404

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                 JUNE 27, 1995

    The accompanying proxy is solicited on behalf of the Board of Directors of Electronic Arts Inc., a Delaware corporation (the "Company"), for use at the 1995 Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, 1450 Fashion Island Boulevard, San Mateo, California, on Thursday, August 3, 1995 at 2:00 p.m. (the "Meeting"). Only stockholders of record of the Company's common stock at the close of business on June 6, 1995 will be entitled to vote. At the close of business on that date, the Company had 51,064,062 shares of common stock outstanding and entitled to vote. A majority, or 25,532,302 of these shares, will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about June 27, 1995. An annual report as required by Rule 14a-3 of the rules of the Securities and Exchange Commission (the "SEC") was mailed to each stockholder concurrently with a copy of this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

    Holders of common stock are entitled to one vote for each share held as of the record date indicated above. Shares of common stock may not be voted cumulatively. Directors will be elected by a plurality of the votes eligible to vote and voting, either in person or by proxy, at the Meeting. An affirmative vote of a majority of the shares eligible to vote and voting, either in person or by proxy, is required for approval of all proposals being submitted to the stockholders for their consideration. Abstentions and broker non-votes will each be included in determining the number of shares present and voting at the Meeting. Abstentions will be counted in tabulations of the votes cast on proposals, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

    Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by: (i) a written statement delivered to the Company stating that the proxy is revoked; (ii) a subsequent proxy executed by the person executing the prior proxy and presented to the Meeting; or (iii) attendance at the Meeting and voting in person.

    The expenses of soliciting proxies in the enclosed form will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph, facsimile or in person. The Company has retained a proxy solicitation firm, Skinner & Co., to aid it in the solicitation process. The Company will pay a fee of $3,500 to such firm, plus hourly fees and expenses, with total costs anticipated to be approximately $7,500. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders of the Company's common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

    At the Meeting, stockholders will elect Directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Company's Board currently has six (6) members. Shares represented by the accompanying proxy will be voted for the election of the six (6) nominees recommended by the Company's management unless the Proxy is marked in such a manner as to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or for good cause will not, serve as a Director. Each of the Company's nominees, except Mr. Kusin, is currently a Director of the Company.

DIRECTORS/NOMINEES

    The names of the nominees, and certain information about them (including their terms of service), are set forth below:

                                                                                        DIRECTOR
        NAME OF NOMINEE             AGE                PRINCIPAL OCCUPATION               SINCE
- -------------------------------     ---     ------------------------------------------  ---------
M. Richard Asher (1)(2)(3)          63      Consultant                                    1984
William J. Byron (2)                62      Self-employed                                 1989
Daniel H. Case III (2)              38      President and Chief Executive Officer,        1993
                                             Hambrecht & Quist Group and Hambrecht &
                                             Quist LLC
Gary M. Kusin                       44      Chairman, Kusin Gurwitch Cosmetics, LLC        --
Timothy Mott (1)(3)                 46      Partner, Ironwood Capital and Chairman,       1990
                                             Macromedia, Inc.
Lawrence F. Probst III              45      Chairman, President and Chief Executive       1991
                                             Officer of the Company

- ------------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Nominating Committee.

    MR. ASHER has been a Director of the Company since September 1984. He is presently a consultant. Mr. Asher served as President and Chief Executive Officer of Polygram Records, Inc., a publisher and distributor of recorded music, from October 1985 through December 1989. Since January, 1995, Mr. Asher has served as a member of the Board of Directors of AVI Entertainment Group, Inc., a company that creates and sells prerecorded records and tapes. Mr. Asher was, until December of 1994, a member of the Board of Directors of The 3DO Company, a company which is developing and marketing technology for multimedia markets. See "Compensation of Directors" and "Certain Transactions" below. The Company is a significant minority stockholder of The 3DO Company.

    MR. BYRON has been a Director of the Company since January 1989. From 1981 to 1992, he was the owner and President of CMA Sales, a sales and marketing consulting firm. In addition, from July 1985 through July 1988, he was President of Sanyo Electric, Inc.'s consumer electronics division. Mr. Byron is currently self-employed.

    MR. CASE has been a Director of the Company since November 1993. He is currently President and Chief Executive Officer of Hambrecht & Quist Group and Hambrecht & Quist LLC, an investment banking and venture capital firm. Mr. Case joined Hambrecht & Quist in 1981 and has held positions in management, corporate finance, merger and acquisitions and venture capital.

    MR. KUSIN has not previously been a Director of the Company. He has been the Chairman of Kusin Gurwitch Cosmetics, LLC, since March 1995. From 1983 through February of 1995, Mr. Kusin was the President of Babbages, Inc. Mr. Kusin currently serves on the Board of Directors of County Seat Stores, Inc. and is Chairman of its compensation committee.

    MR. MOTT has been a Director of the Company since September 1990. He is currently a partner of Ironwood Capital, and the Chairman of the Board of Directors of Macromedia, Inc., a multimedia company. Mr. Mott is also a Director of Edmark Corporation, an educational software company. Mr. Mott was a co-founder of the Company and was employed by the Company from 1982 to 1990 in a variety of capacities, including Senior Vice President of Business Development and Managing Director of Electronic Arts (UK) Limited.

    MR. PROBST has been a Director of the Company since January 1991. Mr. Probst has served as Chairman since July, 1994, President since December 1990 and has served as President and Chief Executive Officer since May 1991. He served as Senior Vice President of EA Distribution from January 1987 to January 1991.

    MR. ROBERT S. COHN, currently Chairman and Chief Executive Officer of Octel Communications Corp., has decided not to stand for re-election due to time constraints.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    Standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating Committee.

    Mr. Asher and Mr. Mott are currently the members of the Audit Committee. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures, to review the general scope of the Company's annual audit and the fees charged by the independent accountants and to review and monitor the performance of non-audit services by the Company's auditors.

    Messrs. Asher, Byron, Case and Cohn are currently the members of the Compensation Committee. The Compensation Committee administers the Company's 1991 Stock Option Plan, the Company's Employee Stock Purchase Plan, the Company's Directors' Stock Option Plan and other employee options as well as salaries and other compensation for officers and employees. See "Compensation Committee Report on Executive Compensation" below.

    Messrs. Asher, Cohn and Mott are currently the members of the Nominating Committee. The Nominating Committee recommends candidates to fill vacancies on the Board and a slate of Directors for election at the Annual Meeting, evaluates the size and composition of the Board and establishes criteria for selection of Directors. Stockholders who wish to recommend individuals to the Nominating Committee for consideration for future Board position openings may send their written recommendations to the Nominating Committee of the Board at the Company's headquarters, Attention: General Counsel.

    During the Company's 1995 fiscal year, the Board of Directors met five times, the Compensation Committee met five times, the Audit Committee met twice and the Nominating Committee met once. In fiscal 1995, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and of the committees of the Board on which he served (held during the period that he served).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of May 20, 1995, with respect to the beneficial ownership of the Company's common stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each Director and nominee; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all executive officers and Directors as a group.

                                               AMOUNT AND NATURE OF
                                               BENEFICIAL OWNERSHIP      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                    (1)              OF CLASS
- --------------------------------------------  -----------------------  ------------
FMR Corporation (2)                                   6,066,100              11.9%
82 Devenshire Street
Boston, Massachusetts 02109
The Capital Group Companies, Inc. (3)                 5,596,610              11.0%
333 South Hope Street
Los Angeles, California 90071
Massachusetts Financial Services                      3,238,875               6.3%
 Company (4) ("MFS")
500 Boylston Street
Boston, Massachusetts 02116
W. M. (Trip) Hawkins III (5)                          2,552,880               5.0%
600 Galveston Drive
Redwood City, California 94063
Lawrence F. Probst III (6)                              530,812               1.0%
William B. Gordon (7)                                   332,927             *
E. Stanton McKee, Jr. (8)                               283,329             *
Timothy Mott (9)                                        282,464             *
Mark Lewis (10)                                         241,212             *
Nancy L. Smith (11)                                     170,230             *
M. Richard Asher (12)                                   142,680             *
William J. Byron (13)                                    46,427             *
Robert S. Cohn (14)                                      28,156             *
Daniel H. Case III (15)                                  11,460             *
Gary M. Kusin                                                 0                 0
All executive officers and Directors                  2,582,831               5.1%
 as a group (17 persons) (16)

- ------------------------
*Less than 1%
(1) Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) The number of shares shown to be beneficially owned by FMR Corp. is based on a confirmation from FMR dated May 25, 1995 and its Schedule 13G dated April 30, 1995.
(3) Beneficial ownership is disclaimed pursuant to Rule 13d-4. CAPITAL GUARDIAN TRUST COMPANY and CAPITAL RESEARCH AND MANAGEMENT COMPANY, operating subsidiaries of THE CAPITAL GROUP COMPANIES, INC., exercise investment discretion with respect to a combined total of 11.0% of outstanding stock which is owned by various institutional investors. The number of shares shown has been confirmed by The Capital Group Companies on May 24, 1995.
(4) The number of shares shown is as of May 12, 1995 and has been confirmed by MFS on May 24, 1995.
(5) The number of shares shown has been confirmed by Mr. Hawkins on May 24, 1995.
(6) Represents 51,812 shares held by Mr. Probst, and 479,000 shares subject to options exercisable within 60 days.
(7) Represents 47,527 shares held by Mr. Gordon, and 285,400 shares subject to options exercisable within 60 days.
(8) Represents 167,729 shares held by Mr. McKee, and 115,600 shares subject to options exercisable within 60 days.
(9) Represents 270,164 shares held by Mr. Mott, and 12,300 shares subject to options exercisable within 60 days.
(10) Represents 31,012 shares held by Mr. Lewis, and 210,200 shares subject to options exercisable within 60 days.
(11) Represents 30,770 shares held by Ms. Smith, and 139,460 shares subject to options exercisable within 60 days.
(12) Represents 120,399 shares held by Mr. Asher, and 22,281 shares subject to options exercisable within 60 days.
(13) Represents 26,664 shares held by Mr. Byron, and 19,763 shares subject to options exercisable within 60 days.
(14) Represents 28,156 shares subject to options exercisable within 60 days granted to Mr. Cohn.
(15) Represents 11,460 shares subject to options exercisable within 60 days granted to Mr. Case.
(16) Includes 1,801,810 shares subject to options exercisable within 60 days (including the options described in notes (6) through (15 above).

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the Company's cumulative total stockholder return on its common stock in the period from April 1, 1990, through March 31, 1995, with the total cumulative return of the NASDAQ Market Index and Hambrecht & Quist High Technology Index over the same period.

    The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's common stock.

    The graph below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 as amended, or under the Securities Exchange Act of 1934 as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           ELECTRONIC ARTS    NASDAQ     H&Q HIGH TECHNOLOGY
3/90                $100.0      $100.0                 $100.0
6/90                $197.1      $106.6                 $108.6
9/90                 $98.5       $80.1                  $78.5
12/90               $110.3       $87.9                  $88.6
3/91                $222.1      $114.2                 $114.9
6/91                $201.5      $112.9                 $109.2
9/91                $297.1      $126.0                 $113.8
12/91               $450.0      $141.1                 $130.9
3/92                $558.8      $145.6                 $135.3
6/92                $558.8      $135.6                 $124.1
9/92                $729.4      $141.1                 $129.4
12/92               $970.6      $164.2                 $150.6
3/93               $1376.5      $167.3                 $148.4
6/93               $1423.5      $170.5                 $151.6
9/93               $1611.8      $184.8                 $154.3
12/93              $1411.8      $188.5                 $164.4
3/94               $1235.3      $180.6                 $165.8
6/94                $658.8      $172.2                 $153.8
9/94                $870.6      $186.5                 $175.5
12/94               $905.9      $184.3                 $190.8
3/95               $1064.7      $201.3                 $212.3

                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

COMPENSATION OF DIRECTORS

    Currently non-employee Directors receive an annual retainer of $10,000, and a fee of $1,000 and $750 per meeting and telephone meeting attended, respectively. Committee members receive a fee of $750 and $500 per Committee meeting and telephone meeting attended, respectively. In addition, the sum of $1,000 per day may also be paid with the approval of the Board of Directors to individual Directors for special assignments. In addition, each non-employee
Director also participates in the Directors' Stock Option Plan. Under the Directors' Stock Option Plan (i) upon initial election or appointment to the Board of Directors, each non-employee Director is granted an option to purchase 40,000 shares, or such lesser number of shares as is determined by dividing $800,000 by the closing price of the Company's common stock on the date of election or appointment, rounded to the nearest 1,000 shares and (ii) upon re-election to the Board of Directors, each non-employee Director receives an option to purchase 10,000 shares, or such lesser number as determined by dividing $200,000 by the closing price of the Company's common stock on the date of re-election rounded to the nearest 100 shares; however, any director who received his initial grant after the last annual meeting of stockholders receives a prorated annual grant to purchase a number of shares determined as described above, pro-rated for the portion of the year during which he was a director. Directors' compensation has not been increased since the 1993 annual meeting and is based on a survey of 25 technology companies with annual revenues between $200 million and $500 million.

    At the last annual meeting, each non-employee director, except Mr. Case, received 10,000 options at an exercise price of $14.00. Mr. Case, also a non-employee director, received 7,500 options at an exercise price of $14.00 which is the prorated amount allowed under the Plan. These options were granted in connection with the Directors re-election to the Board. Such options vest in equal monthly installments over fifty months from the grant date.

    Mr. Asher served as a member of the Board of Directors of The 3DO Company ("3DO") at the request of the Company until December 1994. In consideration of such service, the Company granted an option to Mr. Asher to purchase 25,000 shares of 3DO preferred stock owned by the Company, for $1.05 per share. Upon the initial public offering of 3DO, effective May 3, 1993, such option to purchase preferred stock was automatically converted to an option to purchase common stock of 3DO. Such option vested over five years as long as Mr. Asher continued to be a member of the Board of Directors of both 3DO and the Company. In December, 1994, Mr. Asher's unvested options terminated and his vested options were exercised in March 1995.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company whose salary and bonus in fiscal 1995 exceeded $100,000. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant SARs and has no long term compensation benefits other than options.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                            ANNUAL COMPENSATION               -------------
                                               ---------------------------------------------   SECURITIES
                                                  SALARY                     OTHER ANNUAL      UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR       ($) (1)     BONUS ($)(2)  COMPENSATION ($)    OPTIONS (#)   COMPENSATION ($)
- ----------------------------------  ---------  ------------  ------------  -----------------  -------------  -----------------
Lawrence F. Probst III                   1995   $  424,123    $  168,191          --              100,000        $     621(3)
 Chairman, President and                 1994      353,942       156,736          --               50,000            5,554
 Chief Executive Officer                 1993      283,385       289,570          --               80,000            5,468

William B. Gordon                        1995      272,115        95,525          --               60,000              621(3)
 Executive Vice President,               1994      237,365        82,386          --               30,000            5,495
 Entertainment Productions               1993      198,077       143,299          --               60,000            4,757

E. Stanton McKee, Jr.                    1995      258,077        96,465          --               60,000              621(3)
 Senior Vice President,                  1994      218,077        74,685          --               50,000            5,140
 Chief Financial and                     1993      188,515       136,679          --               70,000            4,526
 Administrative Officer

Mark Lewis                               1995      232,207        76,124          75,130(4)        50,000              329(3)
 Senior Vice President,                  1994      165,673        82,442          16,781(4)        20,000           --
 International                           1993      168,785       105,272          10,305(4)        40,000           --

Nancy L. Smith                           1995      220,192        80,829          --               45,000           48,109(5)
 Senior Vice President,                  1994      192,269        66,471           2,500(6)        20,000            4,526
 Sales                                   1993      169,462       122,460           6,000(6)        40,000            4,070

- ------------------------------
(1)  Includes deferrals for Section 125 Plan and Section 401(k) Plan.
(2)  Represents bonuses earned during the fiscal year.
(3) Represents Company paid term life insurance premiums for the benefit of executive officers.
(4)  Represents tax equalization payment from Electronic Arts (UK) Ltd.
(5) Represents $47,527 relocation expenses incurred in 1992 and reimbursed in fiscal year 95 and $582 Company paid term life insurance premiums.
(6)  Represents car allowance.

STOCK OPTIONS

    The following table sets forth information regarding individual grants of options to purchase the Company's common stock during the Company's 1995 fiscal year to each of the executive officers named in the Summary Compensation Table above. All such grants were made pursuant to the Company's 1991 Stock Option Plan. In accordance with the rules of the Securities and Exchange Commission ("SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective ten year option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

                          OPTION GRANTS IN FISCAL 1995

                                                                                                           POTENTIAL REALIZED VALUE
                                                                                                              AT ASSUMED ANNUAL
                                                  NUMBER OF                                                  RATES OF STOCK PRICE
                                                 SECURITIES   PERCENT OF TOTAL                                   APPRECIATION
                                                 UNDERLYING    OPTIONS GRANTED    EXERCISE                   FOR OPTION TERM (3)
                                                   OPTIONS      TO EMPLOYEES      PRICE PER   EXPIRATION   ------------------------
                                                 GRANTED (#)    IN FY1995 (1)       SHARE        DATE          5%          10%
                                                 -----------  -----------------  -----------  -----------  ----------  ------------
Lawrence F. Probst III.........................     100,000          3.2  %      $   13.50(2)   7/21/04    $  849,008  $  2,151,552

William B. Gordon..............................      60,000          1.9             13.50(2)   7/21/04       509,405     1,290,931

E. Stanton McKee, Jr...........................      60,000          1.9             13.50(2)   7/21/04       509,405     1,290,931

Mark Lewis.....................................      50,000          1.6             13.50(2)   7/21/04       424,504     1,075,776

Nancy L. Smith.................................      45,000          1.4             13.50(2)   7/21/04       382,053       968,199

- ------------------------
(1) The Company granted 3,126,431 options to employees in fiscal 1995. 976,491 of those options were granted as part of a repricing in May, 1994 to non-executive employees; an equal number were cancelled as part of the repricing. No grants to executive officers were repriced.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(2) Stock options were granted at an exercise price equal to the closing price of the Company's common stock on July 21, 1994 on the Nasdaq National
     Market. The options become exercisable as to 6% on September 1, 1994 and thereafter at a rate of 2% per month for the next 47 months. These options will be fully vested in August 1998. The options will expire on the earlier of the tenth anniversary of the date of grant or three months following the termination of the optionees employment with the Company.
(3) Based on 47,818,174 shares of the Company's common stock outstanding as of July 21, 1994 and a closing price of common stock that day of $13.50, the gain for all stockholders, assuming a ten year term, would be as follows:

     5% STOCK PRICE             10% STOCK PRICE
      APPRECIATION                APPRECIATION
- -------------------------  --------------------------
      $405,980,001               $1,028,833,033

    The following table sets forth certain information concerning the exercise of stock options during fiscal 1995 by each of the executive officers named in the Summary Compensation Table above and the number and value at March 25, 1995 of unexercised options held by said individuals.

       1995 AGGREGATED OPTION EXERCISES AND MARCH 25, 1995 OPTION VALUES

                                                                                                               VALUE OF
                                                                                                             UNEXERCISED
                                                                                    NUMBER OF SECURITIES     IN-THE-MONEY
                                                                                   UNDERLYING UNEXERCISED      OPTIONS
                                                                                 OPTIONS AT MARCH 25, 1995   AT MARCH 26,
                                                                                            (#)                1995 (2)
                                             NUMBER OF SHARES       VALUE (1)    --------------------------  ------------
                                           ACQUIRED ON EXERCISE     REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE
                                           ---------------------  -------------  -----------  -------------  ------------
Lawrence F. Probst III...................                0          $       0       444,600        185,400   $  8,178,050

William B. Gordon........................                0                  0       260,600        121,400      4,643,200

E. Stanton McKee, Jr.....................                0                  0       101,200        118,800      1,234,275

Mark Lewis...............................                0                  0       193,400         88,600      3,501,025

Nancy L. Smith...........................                0                  0       123,060         84,500      2,064,642


                                           UNEXERCISABLE
                                           -------------
Lawrence F. Probst III...................   $ 1,549,450
William B. Gordon........................     1,058,800
E. Stanton McKee, Jr.....................       874,475
Mark Lewis...............................       774,725
Nancy L. Smith...........................       735,263

- ------------------------
(1)  Market value on the date of exercise, less option exercise price.
(2) Based on the fair market value of the Company's common stock at the close of business on March 25, 1995 ($23.125) less the exercise price of the options.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

    The Company presently has no employment contracts in effect for the executive officers, and no severance arrangements exist with respect to their resignation or termination of employment, whether or not in connection with a change in control or ownership of the Company. However, outstanding options under the 1991 Stock Option Plan, including those held by the executive officers, may immediately vest in connection with certain changes in control or ownership of the Company, unless the successor company assumes or replaces those options.

    The following Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 as amended, or under the Securities Exchange Act of 1934 as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee is currently composed of four independent non-employee Directors who have no interlocking relationships as defined by the SEC. See "Board of Directors Meetings and Committees" above. The current members of the Committee are Messrs. Asher, Byron, Case and Cohn.

COMPENSATION COMMITTEE POLICY

    Final decisions regarding executive compensation and stock option grants to executives are made by the Compensation Committee of the Board of Directors (the "Committee"). The Committee reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company. The Committee establishes the general compensation policy of the Company for all executive officers of the Company. The Committee also administers the Company's equity incentive plans, including the 1991 Stock Option Plan (the "1991 Plan") and the Bonus plan for Executive Officers (the "Bonus Plan").

    The Committee believes that the compensation of the CEO and the Company's other executive officers should be significantly influenced by the Company's performance. Accordingly, the practice of the Company has been to establish base salaries at the approximate median of comparable positions and to designate an additional portion of the compensation of each executive as contingent upon corporate performance taking into account the comparable data discussed below.

    The Company's Human Resources Department, working with an independent outside consulting firm, has developed executive compensation data from a nationally recognized survey for a group of similar size high technology companies and has provided this data to the Committee. The factors used to determine the participants in the survey included annual revenue, industry, growth rate and geography. The Company's executive level positions, including the CEO, were matched to comparable survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash compensation. Practices of such companies with respect to stock option grants were also reviewed and compared.

    In preparing the performance graph for this Proxy Statement (see page 5), the Company used the Hambrecht & Quist High Technology Index ("H & Q Index") as its published line of business index. The companies in the Company's compensation survey are substantially similar to the companies contained in the H & Q Index. Approximately two thirds of the companies included in the survey group are included in the H & Q Index. The remaining companies included in the survey group were felt to be relevant by the Company's independent compensation consultants because they compete for executive talent with the Company notwithstanding that they are not included in the H & Q Index. In addition, certain companies in the H & Q Index were excluded from the survey group because they were determined not to be competitive with the Company for executive talent, or because compensation information was not available.

    This competitive market data is reviewed with the CEO for each executive level position and with the Compensation Committee for the CEO. In addition, each executive officer's performance for the last fiscal year and objectives for the subsequent year are viewed, together with the executive's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the subsequent year.

FISCAL YEAR 1995 EXECUTIVE COMPENSATION

    The foregoing information, along with the CEO's recommendation of base salary and target bonus for fiscal 1995 for each executive officer was presented to the Committee in November 1994. The Committee reviewed the recommendation and performance and market data outlined above and established a base salary level to be effective October 1, 1994 for each executive officer and the CEO.

    In establishing the base salary levels for each executive officer, the Committee considered the following factors: the qualifications of the executive officer and the relevant individual experience he or she brings to the Company, strategic goals for which the executive officer has responsibility, and the compensation levels at other companies within the industry which compete with the Company for executive talent. For the 1995 fiscal year, the base salary of the Company's executive officers ranged from 88 to 121 percent of the average base salary levels in effect for comparable positions with the survey companies.

    The Bonus Plan was established by the Committee in July 1994. The Committee assigned a target bonus to each executive officer (expressed as a percentage of the executive officer's base salary), approved Company performance objectives to be used for bonus determination and approved the overall structure and mechanics of the Bonus Plan. Bonuses are paid in six parts, five of which relate only to the Company's earnings results: one part measured against the Company's earnings in each fiscal quarter for a total of four parts, and one part measured against the Company's earnings for the fiscal year. The sixth part is measured against each individual executive's contributions. Bonuses are paid quarterly for the prior quarter, and after the end of the fiscal year for those portions based on fiscal year performance and individual contributions. Provided that threshold Company earnings levels are achieved, individual bonuses are adjusted on the basis of the percentage relationship of actual to targeted earnings. The bonuses were targeted at approximately the 50th percentile of the prevailing salaries in the survey companies. No bonuses were paid for the first or fourth fiscal quarters because the Company did not meet its threshold fiscal quarter earnings results in accordance with the Bonus Plan.

    In July 1994, the Committee made stock option grants to certain executive officers including the CEO. See "Option Grants in Fiscal 1995" above. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities, to provide continuing incentives for continued employment and, occasionally, to achieve equity within a peer group.

    Stock option grants were made by the Committee, in the context of the Company's planned fiscal 1995 performance. The number of shares subject to each stock option granted to an executive officer takes into account or is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group, the responsibility level and performance of the executive officer, prior option grants to the executive officer and the level of vested and unvested options. The purpose of these options was to provide greater incentives to those officers to continue their employment with the Company and to strive to increase the value of the Company's common stock. All grants were made at fair market value on the date of grant and vest from July 1994 over a 50 month period.

FISCAL YEAR 1995 CEO COMPENSATION

    Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general.

    In November 1994, the Committee adjusted the base salary for Mr. Probst by approving a 20% increase to the level of base salary in effect for him for the 1994 fiscal year. The base salary as so adjusted equals ninety-nine percent (99%) of the average salary in effect for chief executive officers at the same companies surveyed for comparative compensation purposes for all other executive officers of the Company. The Committee also established a target bonus for Mr. Probst under the Bonus Plan for fiscal 1995 which was based upon the market compensation data discussed above. Mr. Probst's bonus is measured and paid in accordance with the Bonus Plan described above but is based solely on the Company's quarterly and fiscal year earnings.

    In July 1994, the Committee also made a new stock option grant to Mr. Probst for 100,000 shares based upon the retention and incentive factors discussed above, taking into account prior option grant history, the level of vested versus unvested shares and the number of shares Mr. Probst already owned as of July 1994. The grant reflects the Committee's continuing policy to subject a portion of his overall compensation each year to the market performance of the Company's common stock and to maintain his option holdings at a level consistent with that for other chief executive officers at the survey companies in the industry.

COMPLIANCE WITH SECTION 162(m) of the Internal Revenue Code of 1986

    Recently enacted Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Company has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices of inflexibility and corporate objectives.

    With respect to its equity compensation arrangements, the Committee has structured its stock option arrangements in a manner intended to ensure the tax deductibility of such amounts. With respect to non-equity compensation arrangements, the Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m). The Committee believes that the Company can claim full deductibility of amounts paid under existing executive compensation arrangements. While the Committee will consider deductibility under
Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

    No member of the Compensation Committee was at any time during the 1995 fiscal year an officer or employee of the Company or its subsidiary. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                             COMPENSATION COMMITTEE
                                M. Richard Asher
                                William J. Byron
                               Daniel H. Case III
                                 Robert S. Cohn

                   PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO
                             1991 STOCK OPTION PLAN

    At the Meeting, stockholders will be asked to approve the amendment of the Company's 1991 Stock Option Plan (the "1991 Plan") to increase the number of shares of the Company's common stock reserved for issuance under the 1991 Plan by 1,850,000 shares from a total of 8,050,000 shares to a total of 9,900,000 shares. The 1991 Plan is described in detail in "Stock Option Plan" below. Since each executive officer of the Company is eligible to receive options under the 1991 Plan, each such officer has a personal interest in this proposed amendment to the 1991 Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE 1991 PLAN.

                   PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO
                          EMPLOYEE STOCK PURCHASE PLAN

    At the Meeting, stockholders will be asked to approve the amendment of the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of the Company's common stock reserved for issuance under the Purchase Plan by 150,000 shares from a total of 900,000 shares to a total of 1,050,000 shares. The Purchase Plan is described in detail in "Employee Stock Purchase Plan" below. Since each executive officer of the Company is eligible to participate in the Purchase Plan, each such officer has a personal interest in this proposed amendment to the Purchase Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE PURCHASE PLAN.

STOCK OPTION PLAN

    HISTORY. The 1991 Plan was adopted by the Board on April 25, 1991 and approved by the Company's stockholders on July 25, 1991. On September 4, 1992, the Board approved an Addendum to the 1991 Plan (the "Addendum") applicable to grants of options under the 1991 Plan to employees of the Company or its United Kingdom subsidiary who are residents of the United Kingdom. The terms of all options granted pursuant to the Addendum are similar in all material respects to nonqualified options granted under the 1991 Plan except as described herein or as necessary or appropriate to comply with applicable United Kingdom laws. All numbers of shares and exercise prices have been adjusted to reflect a one share for one share stock dividend effected in March 1992 and a one share for one share stock dividend effected in February 1993.

    Set forth below is a summary of the principal features of the 1991 Plan, which summary is qualified in its entirety by reference to the terms and conditions of the 1991 Plan. In addition, the Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and sent first class mail within one business day of receipt of such request, a copy of the 1991 Plan. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404; telephone number (415) 571-7171.

    RECENT AMENDMENTS. The 1991 Plan has been amended four times since its adoption (July 1992, November 1992, July 1993, and July 1994), primarily to increase the number of shares available for issuance thereunder and to update the 1991 Plan to reflect changes in relevant tax and corporate laws.

    PURPOSE. The purpose of the 1991 Plan is to provide equity incentives to assist the Company in recruiting and retaining qualified officers, employees, Directors who are employees of the Company, independent contractors, consultants, authors and advisors by granting to such persons options to purchase shares of the Company's common stock.

    ADMINISTRATION. The 1991 Plan provides that it may be administered by the Board or a committee of the Board appointed by the Board. In order to comply with certain rules of the SEC applicable to the Company, it is the Company's practice to have the 1991 Plan administered by the Board only if a majority of the Directors are not (and have not recently been) eligible to participate in the 1991 Plan. At such time as the Company elects to be covered by the new rules issued by the SEC under Section 16 of the Securities Exchange Act of 1934, as amended, the disinterested Committee must thereafter consist of not less than two Directors who must not have participated in any discretionary stock plan of the Company within the prior year and who are "outside Directors" within the meaning of Section 162(m) of the Code.

    Currently, the 1991 Plan is administered by the Compensation Committee, a majority of who are not (and have not recently been) eligible to participate in the 1991 Plan. Other than as disclosed herein, members of the Committee have no material relationships with the Company, its employees or its affiliates. Subject to the terms of the 1991 Plan, the Committee determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods and the dates of grants. The Committee also has the authority to construe and interpret any of the provisions of the 1991 Plan or any options granted thereunder. Such interpretations are binding on the Company and on the optionees.

    The members of the Compensation Committee received no compensation for administering the 1991 Plan other than their compensation for attending Board and Committee meetings and for sitting on a Committee. The Company bears all expenses in connection with administration of the 1991 Plan and has agreed to indemnify members of the Committee in connection with their administration of the 1991 Plan.

    The Compensation Committee currently consists  of M. Richard Asher,  William
J. Byron, Daniel H. Case III and Robert S. Cohn, each of whom is an outside Director of the Company. Messrs. Asher, Byron, Case and Cohn are also stockholders and/or option holders. None of the Committee members is eligible to participate in the 1991 Plan. Other than as disclosed herein, members of the Committee, who must be members of the Board, are chosen by the Board and serve at its discretion. The members of the Board are elected each year at the Company's Annual Meeting of Stockholders and serve until the next Annual Meeting or until their successors are elected and qualified or until their earlier resignation or removal. The stockholders may remove members of the Board from office by following certain voting procedures set forth in the Company's by-laws and applicable corporate law.

    ELIGIBILITY. All officers, employees, independent contractors, consultants and advisors of the Company or any parent, subsidiary, or affiliate of the Company are eligible to receive option grants under the 1991 Plan. Option grants under the 1991 Plan to employees of Electronic Arts, Limited, and Bullfrog Productions Ltd. who reside in the United Kingdom are made pursuant to the Addendum, which places a limit on the aggregate exercise price of options granted to any optionee. At the last reported headcount on June 1, 1995, approximately 1,113 employees were eligible to receive options under the 1991 Plan. No optionee is eligible to receive more than an aggregate maximum of 1,000,000 shares at any time from July 27, 1994 through the end of the term of the 1991 Plan.

    An optionee may hold more than one option granted under the 1991 Plan. Both incentive stock options ("ISO"), as defined in Section 422 of the Code and nonqualified stock options ("NQSO") may be granted under the 1991 Plan. The 1991 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the 1991 Plan.

    TERMS OF THE OPTIONS AND THE 1991 PLAN. Options may be granted under the 1991 Plan until April 25, 2001. Subject to the provisions of the 1991 Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability under the 1991 Plan.

    Options granted under the 1991 Plan must be exercised within ten years of the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") and an ISO granted under the Addendum must be exercised within five years of the option grant date.

    The Committee determines the exercise price of each option granted under the 1991 Plan. The exercise price must be at least equal to the fair market value per share of the Company's common stock on the date the option is granted, except that the exercise price of an ISO granted to a Ten Percent Stockholder must be at least equal to 110% of the fair market value per share on the date of grant. On June 1, 1995, the fair market value of the Company's common stock (as determined by the closing price on the Nasdaq National Market on such date) was $27.00.

    To exercise an option, the optionee must deliver to the Company an executed exercise notice and full payment for the shares being purchased. Shares purchased under the Addendum must be paid for in cash. With respect to all other options under the 1991 Plan as currently in effect, payment may be made in cash or by other specified forms of payment.

    TERMINATION OF OPTIONS. Under the 1991 Plan, if an optionee's association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent (and only to the extent) that it was exercisable on the date of such termination, may be exercised by the optionee within three (3) months after such termination (or such shorter time as may be specified in the grant evidencing the option), but in no event later than the expiration of the option. A longer exercise period may apply in the event of termination of an optionee's association with the Company because of the optionee's death or disability.

    CHANGES IN CAPITAL STRUCTURE. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the 1991 Plan. If the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration or if there is a distribution of a substantial portion of the Company's assets in a spin-off or similar transaction, the number of shares of common stock available for option grants under the 1991 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company. Effective both March 26, 1992 and February 22, 1993, a stock dividend was paid in the form of one additional share for each outstanding share. Accordingly, the number of outstanding options and the exercise price payable per share, as well as the number of shares available for issuance under the 1991 Plan as of March 26, 1992 and February 22, 1993, was adjusted to reflect the dividends.

    ASSUMPTION OF OPTIONS AND ACCELERATION OF VESTING. Under the 1991 Plan, in the event of (i) a dissolution or liquidation of the Company, (ii) a merger in which the Company is not the surviving corporation (with certain exceptions),
(iii) the sale of all or substantially all of the assets of the Company, or (iv) a "corporate transaction" under Section 424(a) of the Code where stockholders give up all of their equity in the Company (except for an acquisition of all or substantially all of the outstanding shares of the Company), the vesting of all options will accelerate and the options will become exercisable in full prior to the consummation of such event, at such times and on such conditions as the Committee determines, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options. The aggregate fair market value (determined at the time an option is granted) of stock with respect to which ISOs first become exercisable in the year of any such dissolution, liquidation, merger or sale of assets cannot exceed $100,000. Any remaining accelerated ISOs will be treated as NQSOs.

    TAX TREATMENT OF THE OPTIONEE

    ISOs. The optionee will recognize no income upon the grant of an ISO and incur no tax on its exercise. If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the shares.

    If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the ISO Shares were held by the optionee.

    NQSOs The optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock upon exercise of the NQSO. The included amount will be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company (either by payment in cash by the optionee or withholding from the optionee's salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

    TAX TREATMENT OF THE COMPANY

    The Company will be entitled to a deduction in connection with the exercise of an NQSO by a domestic optionee to the extent that the optionee recognizes ordinary income and the Company withholds tax. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

    AMENDMENT AND TERMINATION OF THE 1991 PLAN. The Committee may amend or terminate the 1991 Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that the Committee cannot increase the number of shares available under the 1991 Plan (except by operation of the provisions of the 1991 Plan), change the class of persons eligible to receive options under the 1991 Plan or materially increase the benefits accruing to participants under the 1991 Plan without the approval of the stockholders of the Company. No amendment of the 1991 Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent.

    If an option granted pursuant to the 1991 Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant and purchase under the 1991 Plan.

    OUTSTANDING OPTIONS UNDER THE 1991 PLAN. As of June 1, 1995, 902,477 shares had been issued pursuant to exercises under the 1991 Plan by the Company's optionees, 1,071 persons held NQSOs under the 1991 Plan to purchase an aggregate of 5,415,207 shares of common stock, with a weighted average exercise price of $16.0893 per share and there were 1,732,316 shares of common stock available for future grants under the 1991 Plan. Over the term of the 1991 Plan, the following executive officers named in the "Summary Compensation Table" above have been granted options to purchase shares of Common Stock under the 1991 Plan as follows: Lawrence F. Probst III, 230,000 shares; William B. Gordon, 150,000 shares; E. Stanton McKee, Jr., 180,000 shares; Mark Lewis, 110,000 shares; and Nancy L. Smith, 105,000 shares. Current executive officers as a group have been granted options to purchase 1,455,000 shares, and all employees as a group, other than executive officers, have been granted options to purchase 5,882,051 shares. The outstanding options under the 1991 Plan expire from July 25, 2001 to May 15, 2005 (subject to earlier termination if an optionee's association with the Company terminates). An aggregate of 8,050,000 shares of the Company's authorized common stock has been reserved for issuance upon the exercise of options to be granted under the 1991 Plan.

    PROPOSED AMENDMENT. At the Meeting, stockholders will be asked to approve an amendment to the 1991 Plan increasing the number of shares issuable thereunder by 1,850,000 shares from 8,050,000 shares to 9,900,000 shares. No options have to date been granted on the basis of such proposed share increase.

EMPLOYEE STOCK PURCHASE PLAN

    HISTORY. The Purchase Plan was adopted by the Board on April 25, 1991 and approved by the stockholders on July 25, 1991. The Purchase Plan has been amended three times (July 1992, July 1993, and July 1994) since its adoption, primarily to increase the number of shares available for issuance thereunder and to update it to reflect changes in relevant tax and corporate laws. The number of shares have been adjusted to reflect a one share for one share stock dividend effected in March 1992 and a one share for one share stock dividend effected in February 1993. As of June 1, 1995, 582,250 shares had been issued and 317,750 shares remained available for issuance under the Purchase Plan.

    Set forth below is a summary of the principal features of the Purchase Plan, which summary is qualified in its entirety by reference to the terms and conditions of the Purchase Plan. In addition, the Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the Purchase Plan. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404; telephone number (415) 571-7171.

    PURPOSE. The purpose of the Purchase Plan is to provide employees of the Company with a convenient means of acquiring equity in the Company through payroll deductions and to provide an incentive for continued employment.

    ADMINISTRATION. The Purchase Plan may be administered by the Board or by a committee appointed by the Board. References herein to the "Committee" shall refer to the Board or the committee, as applicable, unless the context otherwise requires. The Purchase Plan is currently administered by the Board. The interpretation or construction by the Committee of any provision of the Purchase Plan or of any award granted under it is final and binding on all participating employees.

    ELIGIBILITY. All employees of the Company (including Directors who are employees), or any parent or subsidiary thereof (as defined in the Purchase
Plan), are eligible to  participate in the Purchase  Plan except the  following:
(i) employees who are not employed by the Company (or any parent or subsidiary) on the 15th day of the month before the beginning of an Offering Period (as defined below); (ii) employees who are customarily employed for less than 20 hours per week; (iii) employees who are customarily employed for less than 5 months in a calendar year; and (iv) employees who, pursuant to Section 424(d) of the Code, own or hold options to purchase or who, as a result of participation in the Purchase Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary.

    At the last reported headcount on June 1, 1995, approximately 1,228 employees were eligible to participate in the Purchase Plan.

    PARTICIPATION. Each offering of common stock under the Purchase Plan is for a period of one year (the "Offering Period"). Offering Periods commence on the first business day of March and September of each year. The first day of each Offering Period is the "Offering Date" for such Offering Period. An employee cannot participate simultaneously in more than one Offering Period. Each Offering Period consists of two six-month purchase periods (each a "Purchase Period") commencing on the first business day of March and September. The last day of each Purchase Period is a "Purchase Date."

    Employees may  participate  in the  Purchase  Plan during  each  pay  period through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% or more than 10% of the employee's base salary, wages, commissions, overtime, shift premiums and bonuses plus draws against commissions, unreduced by the amount by which the employee's salary is reduced pursuant to Sections 125 or 401(k) of the Code. Eligible employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Purchase Plan. Once enrolled, a participating employee will automatically participate in each succeeding Offering Period unless such employee withdraws from the Offering Period. After the rate of payroll deductions for an Offering Period has been set by an employee, that rate continues to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any subsequent Purchase Period but may only lower the rate of payroll deductions during the current Purchase Period. Not more than one change may be made effective during any one Purchase Period.

    In any given Purchase Period, no employee may purchase more than (a) twice the number of shares that could have been purchased with the payroll deductions if the purchase price were determined by using 85% of the fair market value of a share of the Company's common stock on the Offering Date or (b) the maximum number of shares set by the Board. In addition, no employee may purchase shares at a rate that, when aggregated with all other rights to purchase stock under all other employee stock purchase plans of the Company, or any parent or subsidiary of the Company, exceeds $25,000 in fair market value (determined on the Offering Date) for each year.

    PURCHASE PRICE. The purchase price of shares that may be acquired in any Purchase Period under the Purchase Plan is 85% of the lesser of (a) the fair market value of the shares on the Offering Date of the Offering Period in which the participant is enrolled or (b) the fair market value of the shares on the Purchase Date. The fair market value of the common stock on a given date is the closing bid price of the common stock on the immediately preceding business day as quoted on the Nasdaq National Market. On June 1, 1995, the closing bid price of the Company's common stock was $27.00.

    PURCHASE OF STOCK. The number of whole shares an employee may purchase in any Purchase Period is determined by dividing the total amount of payroll deductions withheld from the employee during the Purchase Period pursuant to the Purchase Plan by the price per share determined as described above, subject to the limitations described above. The purchase takes place automatically on the last day of the Purchase Period.

    WITHDRAWAL. An employee may withdraw from any Purchase Period at any time but no later than 15 days prior to the Purchase Date. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period in the same manner as for initial participation in the Purchase Plan.

    TERMINATION OF EMPLOYMENT. Termination of an employee's employment for any reason, including retirement or death, immediately cancels the employee's participation in the Purchase Plan. In such event, the payroll deductions credited to the employee's account will be returned to such employee or, in case of death, to the employee's legal representative.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares subject to any option, and the number of shares issuable under the Purchase Plan, are subject to adjustment in the event of a recapitalization of the Company's common stock. In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate and the Board may, in its sole discretion, give participants the right to purchase shares that would not otherwise be purchasable until the last day of the applicable Purchase Period.

    TAX TREATMENT OF THE PARTICIPANT. Participating employees will not recognize income for federal income tax purposes either upon enrollment in the Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a participating employee sells the shares, disposes of the shares by gift or dies.

    If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of: (i) 15% of the fair market value of the shares at the beginning of the Offering Period; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death, exceeds the purchase price). All additional gain upon the sale or shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income, and the employee has a long-term capital loss for the difference between the sale price and the purchase price.

    If the shares are sold or are otherwise disposed of, including by way of gift (but not death, bequest or inheritance), within either the one-year or the two-year holding periods described above (in any case a "disqualifying disposition"), the employee will realize ordinary income at the time of sale or other disposition taxable to the extent that the fair market value of the shares at the date of purchase was greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

    TAX TREATMENT OF THE COMPANY. The Company is entitled to a deduction in connection with the disposition of shares acquired under the Purchase Plan only to the extent that the employee recognized ordinary income on a disqualifying disposition of the shares. The Company treats any transfer of record ownership of shares, including transfer to a broker or nominee or into "street name," as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, employees are required to notify the Company in writing of the date and terms of any disposition of shares purchased under the Purchase Plan.

    OFFICER PURCHASES. The following table sets forth certain information concerning the purchase of common stock under the Purchase Plan by each executive officer named in the Summary Compensation Table above and by all executive officers as a group (11 persons). The purchases of stock under the Purchase Plan are made at the discretion of participants, subject to the limitations described above. Accordingly, future purchases under the Purchase Plan are not determinable

               ELECTRONIC ARTS 1991 EMPLOYEE STOCK PURCHASE PLAN

                                                                                               DISTRIBUTION PERIOD
                                                                                 ------------------------------------------------
                                                                                 2/28/94 THROUGH 8/30/94  8/31/94 THROUGH 2/25/95
                                                                                 -----------------------  -----------------------
                             NAME OF INDIVIDUAL OR                                PURCHASE    NUMBER OF    PURCHASE    NUMBER OF
                                NUMBER IN GROUP                                  PRICE (1)     SHARES     PRICE (1)     SHARES
                            ----------------------                               ----------  -----------  ----------  -----------
Lawrence F. Probst III.........................................................  $  15.5125         371   $  15.0875         884
William B. Gordon..............................................................     15.5125         221      15.0875       1,182
E. Stanton McKee...............................................................     15.5125         300      15.0875       1,106
Mark Lewis.....................................................................           0           0            0           0
Nancy L. Smith.................................................................     15.5125         496      15.0875         962
Executive officers as a group (11 persons).....................................     15.5125       3,470      15.0875       5,317

- ------------------------
(1) Purchase price depends on the specific purchase period (as defined in the Purchase Plan) in which an individual is enrolled.

    PROPOSED AMENDMENT. At the Meeting stockholders will be asked to approve an amendment to the Purchase Plan increasing the number of shares authorized for issuance under the Purchase Plan by 150,000 from 900,000 shares to 1,050,000 shares. No shares have been issued under the Purchase Plan to date on the basis of the proposed share increase.

                              CERTAIN TRANSACTIONS

    From April 1, 1994 to the present, there have been no transactions involving more than $60,000 between the Company and any executive officer, Director, 5% beneficial owner of the Company's common stock or member of the immediate family of any of the foregoing persons, in which any of the foregoing individuals or entities had a material interest, except as indicated in "Director and Executive Officer Compensation", "Stock Option Plan" and "Employee Stock Purchase Plan" above, and as follows:

    By Agreement dated September 30, 1991 the Company transferred its interest in certain technology to The 3DO Company, ("3DO"), a company developing technology for multimedia markets, in exchange for a substantial minority equity interest in 3DO and for cash. 3DO was formed in September, 1991 by the Company, Time Warner Entertainment Company, Kleiner Perkins Caufield & Byers III, and one other venture capital firm. Additionally, in January 1993, the Company purchased 108,933 shares of Series B Preferred Stock of 3DO from 3DO for $653,598.

    In June 1994, the Company purchased 244,235 shares of common stock of 3DO for $3,022,408. The Company currently owns approximately 18.1% of the outstanding shares of 3DO. W. M. (Trip) Hawkins III, a five percent (5%) stockholder of the Company, is President, Chief Executive Officer and Chairman of the Board of 3DO. Pursuant to an incentive stock plan of 3DO and in connection with 3DO's May 1993 initial public offering and June 1994 public offering, Mr. Hawkins purchased shares currently representing approximately 9% of the outstanding common stock of 3DO.

    In December 1992, the Company prepaid $2,000,000 of software royalties in connection with an offer by 3DO to all of its software licensees to reduce its royalty rate from $3.00 to $2.00 per copy to the extent of royalties prepaid by December 1992. Accordingly, the Company prepaid the royalties on the first one million units of software published by the Company based on the 3DO technology. In addition, the Company prepaid royalties of approximately $800,000 for two products developed by 3DO and published and distributed by the Company.

                PROPOSAL NO. 5 -- RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Company has appointed KPMG Peat Marwick LLP ("Peat Marwick") as its principal independent accountants to perform the audit of the Company's financial statements and the stockholders are being asked to ratify such appointment. Peat Marwick has audited the Company's financial statements for fiscal 1987 through fiscal 1995. Representatives of Peat Marwick will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1996 Annual Meeting of stockholders must be received by the Company by March 29, 1996.

                                 OTHER MATTERS

    Section 16(a) of the Securities Exchange Act of 1934 as amended, requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company has adopted procedures to assist its Directors and officers in complying with Section 16(a) of the Securities Exchange Act of 1934 as amended, which includes assisting the officer or Director in preparing forms for filing.

    To the Company's knowledge, based solely upon review of such reports furnished to the Company and written representations that no other reports were required, the Company believes that the Company's officers, Directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements during the fiscal year ended March 25, 1995.

                                 OTHER BUSINESS

    The Board does not presently intend to bring any other business before the Meeting and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors
                                          Lawrence F. Probst III
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

    ALL  STOCKHOLDERS  ARE  URGED  TO  COMPLETE,  SIGN,  DATE  AND  RETURN   THE
ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                     [LOGO]

                           ELECTRONIC ARTS INC.
               PROXY FOR 1995 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company") hereby appoints Lawrence F. Probst III and E. Stanton McKee, Jr., and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf of and in the name of the undersigned, to represent the undersigned at the 1995 Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, 1450 Fashion Island Boulevard, San Mateo, California on August 3, 1995, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

1.   ELECTION OF DIRECTORS
     / / FOR all nominees listed below (except as                 / / WITHHOLD AUTHORITY to vote for the
        marked to the contrary below)                                nominees listed below
NOMINEES: M. Richard Asher, William J. Byron, Daniel H. Case III, Gary M. Kusin, Timothy Mott, Lawrence F. Probst III
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE FOLLOWING LINE:

- --------------------------------------------------------------------------------------------------------------------
2.   AMENDMENT TO 1991 STOCK OPTION PLAN
                       / / FOR                       / / AGAINST                       / / ABSTAIN
3.   AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
                       / / FOR                       / / AGAINST                       / / ABSTAIN
4.   RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                       / / FOR                       / / AGAINST                       / / ABSTAIN

                            (CONTINUED AND TO BE EXECUTED ON REVERSE SIDE)

             (CONTINUED FROM OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, AND 4.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, AND 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

The undersigned hereby acknowledges receipt of (a) the Notice of 1995 Annual Meeting of Stockholders of the Company; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the year ended March 31, 1995.

                                                Please   sign  exactly  as  your
                                                name(s) appears  on  your  stock
                                                certificate.  If shares are held
                                                in the  names  of  two  or  more
                                                persons  (including  husband and
                                                wife,  as   joint   tenants   or
                                                otherwise)   all   persons  must
                                                sign. If  shares are  held by  a
                                                corporation, the proxy should be
                                                signed  by the president or vice
                                                president and  the secretary  or
                                                assistant secretary. Fiduciaries
                                                who  execute  the  proxy  should
                                                give their full title.

                                                ________________________________
                                                           Signature

                                                ________________________________
                                                           Signature

                                                Dated:                    , 1995